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                                                                     EXHIBIT 99

FOR IMMEDIATE RELEASE                            Contact: Donald J. Radkoski or
May 11, 2004                                     Mary Cusick (614) 491-2225



 BOB EVANS FARMS ANNOUNCES APRIL SAME-STORE SALES AND UPDATES EARNINGS GUIDANCE
     BOARD DECLARES FOURTH QUARTER DIVIDEND AND AUTHORIZES SHARE REPURCHASE

         COLUMBUS, Ohio -- Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced that same-store sales in "core" restaurants (453 stores which were open for the full 12 months in both fiscal years 2002 and 2003) for the fiscal 2004 month of April decreased 0.3 percent from the same period a year ago. Average menu prices for the fiscal month were up approximately 2.4 percent. For the fourth quarter of fiscal 2004, same-store sales increased 1.6 percent, and average menu prices were up approximately 2.0 percent. These comparisons are for the five- and 13-week periods ended April 23, 2004. They do not include the week ended April 30, 2004 - the 53rd week in the company's 2004 fiscal year.

         Chairman of the Board and Chief Executive Officer Stewart K. Owens said, "On a preliminary basis, it appears that diluted earnings per share for fiscal 2004 will be approximately $2.03, slightly below our previous guidance. Restaurant sales for the quarter were below our expectations, and we continue to experience relatively high raw material costs on both sides of our business."

         The Bob Evans Farms board of directors today declared a quarterly dividend of 12 cents ($.12) per share on the corporation's outstanding common stock ($.01 par value). The dividend is payable June 1, 2004, to stockholders of record at the close of business on May 21, 2004.

         The board of directors has approved the repurchase of up to 2 million shares of Bob Evans Farms, Inc. common stock during fiscal 2005, which runs through April 2005. The shares may be purchased from time to time on the open market or through privately negotiated transactions, depending on market conditions. There were approximately 35.2 million shares outstanding at April 30, 2004.

         Bob Evans Farms, Inc. owns and operates 558 full-service, family restaurants in 22 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States, while Owens Restaurants operate in Texas. The company is also a leading producer and distributor of pork sausage and other convenience food items under the Bob Evans and Owens brand names, which are available in 30 states. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.


         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 The statements contained in this report which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors which could cause the company's actual results for fiscal 2004 and beyond to differ materially from those expressed in such forward-looking statements. These important factors include, without limitation, changes in hog costs, the possibility of severe weather conditions where the company operates its restaurants, the availability and cost of acceptable new restaurant sites, shortages of restaurant labor, acceptance of the company's restaurant concepts into new geographic areas as well as other risks previously disclosed in the company's securities filings and press releases.